Exhibit 10.5

Without Prejudice and Subject to Contract
SETTLEMENT AGREEMENT
between
WILLIS LIMITED
and
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
and
TIMOTHY D WRIGHT

Table of Contents

1    INTERPRETATION                            1
2    TERMINATION AND ARRANGEMENTS PRIOR TO TERMINATION    3
3    OBLIGATIONS OF THE COMPANY AND THE PARENT COMPANY    3
4    TAX                                    5
5    EMPLOYEE’S FURTHER OBLIGATIONS                    5
6    WAIVER OF CLAIMS                            8
7    CONFIDENTIALITY                         10
8    SUBJECT TO CONTRACT AND WITHOUT PREJUDICE     10
9    ENTIRE AGREEMENT AND PREVIOUS CONTRACTS     11
10    VARIATION                             11
11    COUNTERPARTS     11
12    THIRD PARTY RIGHTS     11
13    GOVERNING LAW AND JURISDICTION     11
SCHEDULE 1

CLAIMS	12
SCHEDULE 2

ADVISER’S CERTIFICATE	15
SCHEDULE 3

EMPLOYMENT AGREEMENT	16
SCHEDULE 4

SHARE AWARDS	17

THIS AGREEMENT is made on 17 February 2017 between the following parties:

(1)	WILLIS LIMITED incorporated and registered in England and Wales with registered number 00181116 whose registered office is at 51 Lime Street, London EC3M 7DQ (the “Company”);

(2)	WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY incorporated and registered in Ireland whose registered office is at Grand Mill Quay, Barrow Street, Dublin 4, Ireland (the “Parent Company”); and

(3)	TIMOTHY D WRIGHT of 5 Nassington Road, London, NW3 2TX (the “Employee”).

WHEREAS

(A)
The Employee has been employed by the Company since 1 September 2008, most recently as Head of Corporate Risk and Broking, under an employment contract dated 17 December 2007 as amended by letters from the Company to the Employee dated 19 July 2012 and 30 April 2014 and by an amendment agreement dated 29 June 2015 (together, the “Employment Agreement”), copies of which are attached at Schedule 3 to this Agreement.

(B)
On 27 October 2016, the Employee was served by the Company with notice of the termination of his employment (the “Notice of Termination”) and placed on garden leave in accordance with the Employment Agreement and, but for this settlement agreement, the Employee’s employment with the Company (and any other Group Companies) would terminate on 26 April 2017. Notwithstanding this, the parties have agreed that the Employee’s employment will terminate on the Termination Date (as defined below).

(C)
The parties have entered into this Agreement to record and implement the terms on which they have agreed to settle any claims which the Employee has or may have in connection with his employment or its termination against the Company or any Group Company (as defined below) or any of their directors, officers and/or employees whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this Agreement, and including, in particular, any statutory complaints which the Employee has raised or raises in this Agreement.

(D)	The parties intend this Agreement to be an effective waiver of any such claims and to satisfy the conditions in relation to settlement and compromise agreements in the relevant legislation.

(E)
The Company enters into this Agreement for itself and as agent and trustee for all Group Companies and it is authorised to do so. It is the parties’ intention that each Group Company and each of their directors, officers and/or employees should be able to enforce any rights it has under this Agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

AGREED TERMS

1	INTERPRETATION

1.1	The definitions in this clause apply in this agreement.

“Adviser” means Mark Watson of Fox Williams LLP, 10 Finsbury Square, London EC2A 1AF.
“AIP” means the annual incentive plan of the Parent Company in which the Employee participates.
“Board” means the board of directors of the Parent Company (including any committee of the board duly appointed by it).

“Confidential Information” means all information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, products, affairs and finances of the Company and/or any Group Company for the time being confidential to the Company and/or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company and/or any Group Company or any of their suppliers, clients, customers, agents, distributors, shareholders or management, whether or not such information (if in anything other than oral form) is marked confidential.
“Copies” means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.
“Group Company” means the Company, the Parent Company, any company of which the Company or the Parent Company is a Subsidiary (its holding company) and any Subsidiaries of the Company or the Parent Company or of any such holding company and “Group” shall be construed accordingly.
“HMRC” means Her Majesty’s Revenue & Customs and, where relevant, any predecessor body which carried out part of its functions.
“Payment Date” means the first business day on or after the 60th day following the Termination Date.
“Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the Employee’s employment or its termination under this Agreement other than as expressly set out in this Agreement or any documents referred to in it.
“Subsidiary” means in relation to a company (a holding company) a subsidiary as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee and any other company which is a subsidiary (as so defined) of a company which itself is a subsidiary of such a holding company.
“Target AIP” means the Employee’s target award under the AIP.
“Termination Date” means date of this agreement.

1.2	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	A reference to one gender includes a reference to the other gender.

1.5	The schedules to this Agreement form part of (and are incorporated into) this Agreement.

2	TERMINATION AND ARRANGEMENTS PRIOR TO TERMINATION

2.1
The Employee accepts and confirms that, on 27 October 2016, he was served by the Company with notice of the termination of his employment and placed on garden leave in accordance with the Employment Agreement and that his employment with the Company (and any other Group Companies) would, but for this Agreement, terminate on 26 April 2017. Notwithstanding this, the parties have agreed that the Employee’s employment will terminate on the Termination Date in accordance with the provisions of this Agreement.

2.2
It is acknowledged that the Employee has resigned from all directorships, offices, trusteeships and/or other positions that he holds in or on behalf of any Group Company. The Employee shall promptly (and at the Company’s cost) do all such further acts and things as the Company may require to effect his resignation from all such directorships, offices, trusteeships and/or other positions and the Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, executive or do any such instrument or thing and generally to use his name in order to give the Company (or its nominee) the full benefit of the provisions of this clause 2.2. Having resigned as a director, officer and/or trustee (if applicable) of any Group Company, the Employee will not conduct himself in any way which is inconsistent with having surrendered any such authority, whether in matters of the internal administration of any Group Company or externally and will not represent himself as being a director, officer and/or trustee of any Group Company or, from the Termination Date, from being employed by or connected with any Group Company.

3	OBLIGATIONS OF THE COMPANY AND THE PARENT COMPANY

3.1	The Company shall:

(a)	pay the Employee his base salary up to the Termination Date in the usual way; and

(b)
provide to the Employee his contractual employment benefits (other than any bonuses or other incentive awards or payments save as provided in this Agreement) in the usual way up to the Termination Date.

3.2
Provided that the Company has received a copy of each of this Agreement signed by the Employee and a signed letter from the Adviser in the form set out in Schedule 2 (the “Adviser’s Certificate”) and provided that the Employee complies in full with the terms of this Agreement and subject in each case to clause 4.1:

(a)
the Company shall, on or by the Payment Date, make to the Employee a payment of £2,750,000 (calculated as an amount equal to two times the Employee’s annual base salary and the Employee’s Target AIP) LESS the gross amount of any salary paid to the Employee in respect of the period from the date of the Notice of Termination to the Termination Date (inclusive);

(b)
the Company shall make to the Employee a payment of £115,068 (representing a pro-rated award under the AIP for the fiscal year commencing 1 January 2017 determined based upon the Employee’s Target AIP), such payment to be made on or by the Payment Date;

(c)
the Employee shall remain eligible to receive a discretionary bonus payment under the AIP for the fiscal year ended 31 December 2016 subject to and conditional upon the achievement (as assessed by the Company) of the applicable AIP objectives for 2016, such bonus (if any) to be payable to the Employee on/around the time that such bonus is paid to other employees of the Company participating in the 2016 AIP and, for the avoidance of doubt and notwithstanding any rule to the contrary, the Employee shall remain eligible to receive such a bonus even if he is not employed by the Company on the date when such bonus is paid or payable;

(d)
the Company shall continue to pay premiums to a private medical scheme nominated by the Company for the benefit of the Executive (and his spouse and now covered dependents) until the earlier of (i) 25 April 2018 and (ii) the date on which the Employee (or any eligible spouse of dependent but only as to the eligibility of such spouse or dependent) obtains new employment that offers or provides private medical insurance cover (the “Cover Period”) provided that, if the continuation of such private medical cover is no longer permissible under applicable law or results in any penalty or additional tax liability (other than any liability for income tax and/or National Insurance contributions or other taxes that would be applicable to the payment of wages or remuneration) for either the Employee or the Company, then in lieu of such continued private medical insurance cover and solely to avoid such penalty or additional tax liability, the Company shall make to the Employee for the Cover Period (or remainder thereof) monthly payments equal to the excess of the full premium rate (or equivalent rate) under such private medical insurance plan over the amount payable generally by officers of the Company;

(e)
the Company will maintain in force on a continuing basis for six years from the Termination Date directors’ and officers’ liability insurance providing the Employee with not less than the level of cover maintained in force for the other directors of the Company in order to protect the Employee from claims in respect of the period during which the Employee was a director of the Company or any Group Company; and

(f)	the provisions of clause 3.3 shall apply.

3.3
The Employee shall, up to the Termination Date, remain entitled to participate in such share incentive plans as he currently participates in subject to and in accordance with the rules of such plans and any relevant grant documentation (in each case as amended from time to time), it being acknowledged and agreed that no new grants or awards will be made to the Employee under any such plans following the Notice of Termination, and it being acknowledged that:

(a)
all service-based vesting requirements in respect of all unvested and outstanding stock options, restricted stock units, performance share, and other equity incentive awards as of the Termination Date shall be waived as of the Termination Date. The award granted pursuant to the Employee’s Performance Based Restricted Share Unit Award dated as of 19 November 2015 and the Employee’s Performance Based Restricted Share Unit Award dated as of 20 July 2016 shall continue to remain outstanding and be subject to the applicable performance goals for the applicable performance periods thereunder); and

(b)
each share option granted to the Employee which is vested (or deemed vested) in accordance with clause 3.3(a) as of the Termination Date will remain exercisable until the earlier of (i) one year following the Termination Date (or, if later, the post-termination expiration date specified in the applicable award agreement) and (ii) the normal expiration date of such share option that would have applied if the Employee’s employment with the Company had continued.

3.4	All options, restricted stock units, shares and other awards and their vesting (or deemed vesting) and exercise dates referred to in clause 3.3 above are set out or referred to at Schedule 4.

3.5
The Company will also pay direct to his solicitors, Fox Williams LLP the Employee’s legal fees incurred in obtaining advice in respect of the termination of his employment in the sum of £23,973 (including VAT) on or by the Payment Date and following receipt by the Company of the Employee’s solicitors’ invoice addressed to the Employee, but marked payable by the Company.

3.6
The Employee confirms that he has submitted all his business expenses claims prepared in the usual way prior to the date of this Agreement and the Company shall reimburse the Employee for any such expenses properly incurred by the Employee in the usual way. Any expenditure incurred by the Employee on his Company credit card or otherwise incurred by the Employee for which the Company or any Group Company is otherwise liable and, in each case, which was not properly incurred by him on the Group’s business or for which he cannot produce appropriate receipts will be deducted from the Employee’s final salary payment and/or from any of the payments due to the Employee from the Company.

3.7
The Company shall reimburse any reasonable expenses incurred by the Employee after the Termination Date as a consequence of complying with his obligations under clause 5.7, provided that such expenses are approved in advance by the Company and provided that the Employee provides such evidence of such expenses as the Company may reasonably require.

4	TAX

4.1
The payments and benefits referred to in clause 3 shall be subject to any tax and National Insurance contributions that the Company and/or any relevant Group Company are obliged by law to pay or deduct. These deductions shall be in accordance with the Company’s understanding of the tax regime applicable at the time of the relevant payment or provision of the relevant benefit (as applicable). The Employee hereby agrees to be responsible for the payment of any tax, employee National Insurance contributions and other statutory deductions as required by law (whether the same are payable in the United Kingdom or elsewhere) in respect of all and any part of the payments and/or benefits referred to in clause 3 and to indemnify each and every Group Company (and to keep each and every Group Company indemnified on a continuing basis) against all such liabilities to taxation, employee National Insurance contributions or statutory deductions including any interest, fines, penalties, surcharges, costs and expenses (the “Excess Tax”) which they may incur in respect thereof save:

(a)
to the extent that any such interest, fines, penalties, surcharges, costs or expenses arises out of the failure of the Company or any other Group Company to respond promptly to any relevant HMRC demand for allegedly unpaid tax and/or other statutory deductions or arise out of its or their failure to account to HMRC for deductions which have been made by them; and/or

(b)
for the avoidance of doubt, that the indemnity in this clause 4.1 shall not apply to sums already deducted by the Company in respect of tax, employee National Insurance contributions and/or other statutory deductions from any of the payments referred to in clause 3 nor to any interest, fines, penalties, surcharges, costs or expenses in respect thereof.

4.2
Before making any payment of Excess Tax in relation to payments and/or benefits referred to in clause 3 (in addition to the deductions already envisaged to be made by the Company from such payments pursuant to the terms of this Agreement), the Company will inform the Employee as soon as reasonably possible of the body claiming that the payment is due, provide the Employee with all documentation relating to the claim as soon as is reasonably practicable and consult with the Employee regarding any response to such claim.

5	EMPLOYEE’S FURTHER OBLIGATIONS

5.1	The Employee acknowledges that notwithstanding the termination of his employment with the Company on the Termination Date, the provisions contained in:

(a)
the Employment Agreement concerning confidentiality, the post-termination restrictive covenants set out in the paragraph in the Employment Agreement entitled “Other Obligations” and intellectual property rights; and

(b)
any restrictions which are stated to apply after the termination of the Employee’s employment with the Group and which are set out in any share option, bonus, long-term incentive, other equity-based incentive or profit sharing scheme operated by the Company or any Group Company in which the Employee has participated, shall in each case continue to apply after the Termination Date subject to and in accordance with their terms (but subject to clause 5.2).

5.2
Notwithstanding clause 5.1 above, the Company hereby confirms that the Employee shall be free from any post-termination restrictive covenants (but not, for the avoidance of doubt, any confidentiality obligations) contained in the Employment Agreement and the rules of any share option, bonus, long-term incentive, other equity-based incentive or profit sharing scheme operated by the Company or any Group Company in which the Employee has participated, (including without limitation the schemes underlying the share awards set out in Schedule 4) from 27 October 2017 and for the avoidance of doubt, the following clauses shall no longer apply from this date:

(a)	The section entitled “Other Obligations” as set out in the Employee’s contract of employment dated 17 December 2007;

(b)	Section 10(a) of the 2012 Equity Incentive Plan (as Amended and Restated on 23 July 2014) and the respective Award Agreements granted as follows;

(i)
Section 2.6, 6 and clauses 3.5 and 3.6 of the Agreement of Restrictive Covenants and Other Obligations for Employees Outside of the United States under Schedule B of the Time-Based Restricted Share Unit Award Agreement (Former 2014 Performance-Based Restricted Share Unit Agreement);

(ii)
Section 2.6, 6 and clauses 3.5 and 3.6 of the Agreement of Restrictive Covenants and Other Obligations for Employees Outside of the United States under Schedule B of the Time-Based Restricted Share Unit Award Agreement (2014 LTIP);

(iii)
Section 2.5, 7.1 and clauses 3.5 and 3.6 of the Agreement of Restrictive Covenants and Other Obligations for Employees Outside of the United States under Schedule B of the Time-Based Share Option Award Agreement (2014 LTIP);

(iv)
Section 2.5, 7.1 and clauses 3.5 and 3.6 of the Agreement of Restrictive Covenants and Other Obligations for Employees Outside of the United States under Schedule B of the Time-Based Share Option Award Agreement (2015 LTIP);

(v)
Section 2.6, 6 and clauses 3.5 and 3.6 of the Agreement of Restrictive Covenants and Other Obligations for Employees Outside of the United States under Schedule B of the Performance Based Restricted Share Unit Award Agreement (with TSR Enhancement Multiplier Right) (2015 LTIP); and

(vi)
Section 2.7, 6 and clauses 3.5 and 3.6 of the Agreement of Restrictive Covenants and Other Obligations for Employees Outside of the United States under Schedule B of the Time-Based Restricted Share Unit Award Agreement (2015 LTIP).

(c)	Section 10(a) of the 2012 Equity Incentive Plan (as Amended and Restated on 10 June 2016) and the respective Award Agreement granted as follows;

(i)
Section 2.7, 6.1 and clauses 3.4 and 3.5 of the Agreement of Restrictive Covenants and Other Obligations for Employees Outside of the United States under Schedule B of the Performance-Based Restricted Share Unit Award Agreement.

5.3	The Employee shall (if he has not done so already) on or as soon as practicable after the date of this Agreement, return to the Company:

(a)	all Confidential Information and Copies;

(b)	all property belonging to the Company and/or any Group Company including (but not limited to) any, computer, laptop, mobile phone, security pass, keys; and

(c)
all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by him during his employment with the Company or relating to the business or affairs of the Company or any Group Company or their business contacts, in the Employee’s possession or under his control to an officer or employee of the Group as specified by the Board and the Employee shall promptly notify an employee or officer specified by the Board of any passwords or codes used by the Employee in relation to any Group computers, laptops, phones, other electronic devices or similar.

5.4
The Employee shall, as soon as practicable after the date of this Agreement, and in consultation with an officer or employee of the Group as specified by the Board delete irretrievably and/or transfer any information relating to the business of the Company or any Group Company that he has stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the premises of the Company or any Group Company.

5.5
The Employee shall, if requested to do so by the Board, provide a signed statement that he has complied fully with his obligations under clauses 5.2 and 5.4 and shall provide the Board with such reasonable evidence of compliance as the Board may request.

5.6	The Employee warrants and represents to the Company that:

(a)	so far as he is aware, he has not at any time done or failed to do anything which amounts or amounted to; and

(b)	there are no circumstances of which he is aware or ought reasonably to be aware which amount to,

a repudiatory breach of any express or implied term of his employment which would (or would have) entitled the Company to terminate his employment without notice or payment in lieu of notice.

5.7
The Employee agrees to make himself reasonably available to, and to provide such reasonable cooperation to, the Group and/or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings in respect of which the Company reasonably believes he may have relevant knowledge or information at any time within 12 months after the Termination Date as may reasonably be required by the Group provided that, if the Employee would, by providing such assistance, forego any employment income or other similar income (other than where the Employee is required by law, by a relevant court order or by a relevant regulatory authority to provide such assistance), the Company and the Employee shall (at the relevant time) use their reasonable endeavours to agree a daily fee rate to be paid to the Employee for any assistance he provides under this clause 5.7 (to the extent that he would forego such employment or other income as a result) and, if such daily fee rate cannot be agreed, then the Employee shall not be obliged, solely pursuant to this clause (other than, for the avoidance of doubt, where the Employee is required by law, by a relevant court order or by a relevant regulatory authority to provide such assistance), to provide such assistance to the Company. The Employee acknowledges that this assistance could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Group.

5.8
The Employee acknowledges that, save as provided in this Agreement, he is not entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan, other equity-based incentive scheme or profit sharing scheme operated by the Company or any Group Company in which he may have participated.

5.9
If the Employee commits a material breach of any provision of this Agreement or pursues a claim against the Company or any Group Company arising out of his employment or its termination in breach of the terms of this Agreement or breaches any of his obligations under clause 5.10, notwithstanding the other provisions of this Agreement and without prejudice to any other remedies the Company and/or relevant Group Company may have, the Employee acknowledges and agrees that the Company shall be under no further obligation under clause 3 and that, in that event, the Company shall be released from any continuing obligations under this Agreement.

5.10
The Employee will not submit any grievances to the Group in relation to his employment or its termination or otherwise and the Employee confirms that he has not and will not make a subject access request to the Company and/or any Group Company and/or any of its or their directors, officers and/or employees and that he has not and will not make any claims or complaints about the Company and/or any Group Company and/or any of its or their directors, officers and/or employees under the Data Protection Act 1998. The Employee further relinquishes and agrees not to pursue either any grievance which may have been raised by him and/or any subject access request outstanding as at the date of this Agreement and/or any claims or complaints about the Company and/or any Group Company and/or any of its or their directors, officers and/or employees and that all such grievances and/or requests and/or claims or complaints shall be deemed to have been withdrawn by the Employee as at the date of this Agreement. Notwithstanding the foregoing, the Employee understands that if he makes a confidential disclosure of a trade secret of the Company or other Confidential Information to a government official or an attorney for the sole purpose of reporting a suspected violation of US law, or in a US court filing under seal, or otherwise engages in activities protected under US whistleblower statutes, he shall not be held liable under this Agreement or under any US federal or state trade secret law for such a disclosure or engaging in such activity and shall also not be required to notify the Company of any such disclosure or engaging of any such activity.

6	WAIVER OF CLAIMS

6.1
The Employee agrees that the terms of this Agreement are offered by the Group without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action that the Employee has or may have against the Company or any Group Company or its officers or employees arising out of his employment with the Company or its termination, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in the contemplation at the date of this Agreement in any jurisdiction and including but not limited to the claims specified in Part A of Schedule 1 and Part B of Schedule 1 (each of which are hereby intimated and waived) but excluding:

(a)
any personal injury claims of which the Employee is not aware at the date of this Agreement and could not reasonably be expected to be aware (other than any claim for personal injury under discrimination legislation);

(b)	any claim in respect of accrued pension rights;

(c)
any claim for payments and/or benefits, including without limitation the options, restricted stock units, shares and other awards set out in Schedule 4, due to him under this Agreement and/or to enforce the terms of this Agreement; and

(d)
any claim under or in respect of any express or implied indemnity that has been granted to the Employee during the course of his employment or which he is entitled to benefit (whether under the Articles of Association, By-Laws or other constitutional documents of the Company or any Group Company or otherwise).

6.2	The Employee warrants that:

(a)
before entering into this Agreement he received independent advice from the Adviser as to the terms and effect of this Agreement and, in particular, on its effect on his ability to pursue any complaint before an employment tribunal or other court;

(b)
the Adviser has confirmed to the Employee that he/she is a solicitor of the Senior Courts of England and Wales who holds a current practising certificate and that his/her firm has a policy of insurance in force covering the risk of a claim by the Employee in respect of any loss arising in consequence of his advice;

(c)	the Adviser shall sign and deliver to the Company a letter in the form attached as Schedule 2 to this Agreement;

(d)
before receiving the advice in relation to the claims he has against the Company and any Group Company relating to his employment with the Company or its termination, he disclosed to the Adviser all facts or circumstances of which he was aware that may give rise to a claim against the Company or any Group Company or its officers or employees and that he is not aware of any other facts or circumstances that may give rise to any claim against the Company or any Group Company or its officers or employees other than those claims specified in clause 6.1 and Schedule 1;

(e)
the only claims that he has or may have against the Company or any Group Company or their officers or employees (whether at the time of entering into this Agreement or in the future) relating to his employment with the Company or its termination are specified in clause 6.1 and Schedule 1; and

(f)	he is not aware of any personal injury claim or claim in respect of accrued pension rights that he has or may have against any Group Company.

The Employee acknowledges that the Company acted in reliance on these warranties when entering into this Agreement.

6.3
The Employee acknowledges that the conditions relating to compromise agreements, compromise contracts and/or settlement agreements (as applicable) contained in section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 147 of the Equality Act 2010, section 72(4A) of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, paragraph 2 of schedule 3A of the Disability Discrimination Act 1995, section 203(3) of the Employment Rights Act 1996, Regulations 35(2) and 35(3) of the Working Time Regulations 1998, paragraph 2(2) of schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2) of schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, section 49(4) National Minimum Wage Act 1998, section 14 Employment Relations Act 1999; Regulation 41(4) of the Transnational Consultation and Information of Employees Regulations 1999, Regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Regulation 52 o

f the European Public Limited-Liability Company Regulations 2004, Regulation 18 of the Transfer of Undertakings (Protection of Employment) Regulations 2006, and paragraph 2(2) of schedule 5 of the Employment Equality (Age) Regulations 2006 have been satisfied and that the conditions set out in paragraphs 147(3)(c) and 147(3)(d) of the Equality Act 2010 are met.

6.4
The waiver in clause 6.1 shall have effect irrespective of whether or not, at the date of this Agreement, the Employee is or could be aware of such claims or have such claims in his express contemplation (including such claims of which the Employee becomes aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity).

6.5
The Employee agrees that, except for the payments and benefits provided for in clause 3, he shall not be eligible for any further payment from the Company or from any Group Company relating to his employment or its termination, save for any expenses and payments under clauses 3.6, 3.7 and 5.7,and without limitation to the generality of the foregoing, he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award programme or grant of equity interest, or to any other benefit, payment or award he may have received had his employment not terminated.

7	CONFIDENTIALITY

7.1
The Employee acknowledges that, as a result of his employment with the Company, he has had access to Confidential Information. Without prejudice to his common law duties and any other contractual duties, the Employee shall not (except as authorised or required by law or as authorised by the Company or Board) at any time after the Termination Date:

(a)	use any Confidential Information; or

(b)	make or use any Copies; or

(c)	disclose any Confidential Information to any person, company or other organisation whatsoever,

provided that the restriction in this clause 7.1 shall not apply to any Confidential Information which is in or comes into the public domain other than through the Employee’s unauthorised disclosure.

7.2
The Employee shall not, and the Company shall use its reasonable endeavours to ensure that its directors shall not, make any adverse or derogatory comment about the Employee or (as the case may be) the Group and its directors, officers and/or employees or do anything which shall, or may, bring the Group, its directors, officers and/or employees, or the Employee into disrepute.

7.3
Nothing in this clause 7 shall prevent the Employee from disclosing information which he is entitled to disclose under the sections 43A and 43B of the Employment Rights Act 1996, provided that the disclosure is made in accordance with the provisions of that Act and the Employee has complied with the Company’s policy (if any) from time to time in force regarding such disclosures. Notwithstanding the foregoing provisions of this clause 7, the Employee understands that if he makes a confidential disclosure of a trade secret of the Company or other Confidential Information to a government official or an attorney for the sole purpose of reporting a suspected violation of US law, or in a US court filing under seal, or otherwise engages in activities protected under US whistleblower statutes, he shall not be held liable under this Agreement or under any US federal or state trade secret law for such a disclosure or engaging in such activity and shall also not be required to notify the Company of any such disclosure or engaging of any such activity.

8	SUBJECT TO CONTRACT AND WITHOUT PREJUDICE

Notwithstanding that this Agreement is marked “without prejudice and subject to contract”, it will, when dated and signed by all parties and accompanied by the duly executed Adviser’s Certificate in Schedule 2 become and open and binding agreement.

9	ENTIRE AGREEMENT AND PREVIOUS CONTRACTS

9.1
Each party on behalf of itself and (in the case of the Company, as agent for any Group Companies) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:

(a)
this Agreement together with any documents referred to in it constitutes the entire agreement and understanding between the Employee and the Company and any Group Company and supersedes any previous agreement between them relating to his employment by the Company or its termination (each of which shall be deemed to have been terminated by mutual consent with effect from the date of this Agreement);

(b)	in entering into this Agreement neither he nor the Company nor any Group Company has relied on any Pre-Contractual Statement; and

(c)
the only remedy available to it for breach of this Agreement shall be for breach of contract under the terms of this Agreement and it shall have no right of action against any other party in respect of any Pre-Contractual Statement.

9.2	Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud.

10	VARIATION

No variation of this Agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the parties.

11	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

12	THIRD PARTY RIGHTS

No person or company (other than any Group Company and any directors, officers and/or employees of any Group Company) shall have any rights under the Contracts (Rights of Third Parties) Act 1999. The terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this Agreement may be rescinded (in each case), without the consent of any third party.

13	GOVERNING LAW AND JURISDICTION

13.1
This Agreement and any dispute or claims arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

13.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

SCHEDULE 1
CLAIMS

Part A

1	Any claim for wrongful dismissal or any other claim for breach of contract;

2	any claim for a statutory redundancy payment pursuant to sections 135 and/or 163 of the Employment Rights Act 1996;

3	any claim for unfair dismissal under Part X of the Employment Rights Act 1996;

4
any claim arising out of a contravention or an alleged contravention of Part II of the Employment Rights Act 1996 (protection of wages including any claim for unlawful deduction from wages pursuant to sections 13 and/or 23 Employment Rights Act 1996);

5	any claim in relation to the right for written statement of reasons for dismissal pursuant to sections 92 and/or 93 of the Employment Rights Act 1996;

Part B

6	any claim pursuant to section 2 of the Equal Pay Act 1970 and/or sections 120 and 127 of the Equality Act 2010;

7	any claim under or related to the Statutory Maternity Pay (General) Regulations 1986;

8	any claim in relation to the right to employment particulars and/or an itemised pay statement pursuant to sections 1, 8 and/or 11 of the Employment Rights Act 1996;

9	any claim in relation to Sunday working for shop and betting workers pursuant to Part IV of the Employment Rights Act 1996;

10
any claim arising out of a contravention of or an alleged contravention of Part III of the Employment Rights Act 1996 (Guarantee Payments), including any claim pursuant to sections 28 and/or 34 of the Employment Rights Act 1996;

11	any claim in relation to protection from suffering detriment in employment pursuant to Part V of the Employment Rights Act 1996 or under section 55 of the Pensions Act 2008;

12	any claim in relation to exercising the right to time off work pursuant to Part VI and Part VIA of the Employment Rights Act 1996;

13	any claim in relation to suspension from work pursuant to Part VII of the Employment Rights Act 1996;

14	any claim in relation to parental leave rights pursuant to the Employment Rights Act 1996;

15	any claim in relation to the right to request contract variation for flexible working pursuant to sections 80 and/or 80H of the Employment Rights Act 1996;

16
any claim arising out of a contravention or alleged contravention of the Trade Union and Labour Relations (Consolidation) Act 1992 as specified in section 18(1)(b) of the Employment Tribunals Act 1996 (excluding a claim for non-compliance of section 188);

17
any claim relating to pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010 and/or any claim pursuant to section 63 of the Sex Discrimination Act 1975 (discrimination, harassment and victimisation on the grounds of sex, marital status, gender re-assignment or civil partnership status);

18
any claim relating to direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010 and/or any claim pursuant to section 54 of the Race Relations Act 1976 (discrimination, harassment and victimisation on the grounds of colour, race, nationality or ethnic or national origin);

19
any claim for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010 and/or direct discrimination, harassment or victimisation related to disability, disability-related discrimination or failure to make adjustments under section 17A of the Disability Discrimination Act 1995;

20	any claim under the articles in Schedule 1 of the Human Rights Act 1998;

21	any claim pursuant to Regulation 30 Working Time Regulations 1998 (working time or holiday pay);

22	any claim under the National Minimum Wage Act 1998;

23	any claim under section 11 of the Employment Relations Act 1999;

24	any claim pursuant to Regulation 27 and Regulation 32 of the Transnational Information and Consultation of Employees Regulations 1999;

25	any claim under or related to the Maternity and Parental Leave, etc. Regulations 1999;

26	any claim pursuant to Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (discrimination on the grounds of part time status);

27	any claim pursuant to the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (discrimination on the grounds of fixed term status);

28
any claim relating to direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010 and/or any claim pursuant to Regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003 (discrimination, harassment on grounds of sexual orientation);

29
any claim relating to direct or indirect discrimination, harassment or victimisation related to religion or belief, under section 120 of the Equality Act 2010 and/or any claim pursuant to Regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003 (discrimination and harassment on grounds of religion or belief);

30	any claim under the Employment Act (Dispute Resolution) Regulations 2004;

31	any claim pursuant to Regulation 29 or Regulation 33 of the Information and Consultation of Employees Regulations 2004;

32	any claim under section 47B of the Employment Rights Act 1996;

33
any claim relating to direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or any claim pursuant to Regulation 36 or paragraphs 11 and 12 of Schedule 6 of the Employment Equality (Age) Regulations 2006;

34
any claim in relation to failure to elect appropriate representatives or inform or consult or any entitlement to compensation under the Transfer of Undertaking (Protection of Employment) Regulations 2006;

35	any claim under any provision of directly applicable European law or arising as a consequence of the United Kingdom’s membership of the European Union;

36	any claim in respect of harassment under the Protection from Harassment Act 1997;

37
any claim pursuant to section 120 of the Equality Act 2010 arising from any act of direct discrimination as described at section 13 of the Equality Act 2010 because of a protected characteristic listed at section 4 of the Equality Act 2010;

38	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of combined discrimination as described at section 14 of the Equality Act 2010;

39	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of indirect discrimination as described at section 19 of the Equality Act 2010;

40	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of harassment as described at section 26 of the Equality Act 2010;

41	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of victimisation as described at section 27 of the Equality Act 2010;

42	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of discrimination as described at sections 16, 17 and 18 of the Equality Act 2010;

43
any claim in respect of the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to detriment under regulations 5, 12, 13 and 17(2) of the Agency Workings Regulations 2010;

44	any claim under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;

45	any claim under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

46	any claim relating to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010;

47
any claim for personal injury or illness, including psychiatric illness and occupational stress, of which the Employee is aware or could reasonably be expected to be aware as at the date of this Agreement and any claim for personal injury under discrimination legislation whether or not the Employee is aware of any such claim;

48	any claim for failure to comply with obligations under the Data Protection Act 1998; and

49	any claim for failure to comply with obligations under the Freedom of Information Act 2000.

SCHEDULE 2
ADVISER’S CERTIFICATE
[ON HEADED NOTEPAPER OF ADVISER]

Strictly Private & Confidential - Addressee Only                            [Date] 2017
For the attention of the board of directors of
Willis Limited and Willis Group Holdings plc
C/O Ivor Gwilliams
Weil Gotshal and Manges
110 Fetter Lane
London EC4A 1AY

Dear Sirs
I am writing in connection with the settlement agreement between my client, Timothy D Wright (the “Employee”), Willis Limited (the “Company”) and Willis Group Holdings plc (the “Parent Company”) of [date] 2017 (the “Agreement”) to confirm that:

1.	I, Mark Watson of Fox Williams LLP, am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate issued by the Solicitors Regulation Authority.

2.	I have given the Employee legal advice on the terms and effect of the Agreement and, in particular, its effect upon his ability to pursue his rights before an employment tribunal.

3.	I gave the advice to the Employee as a relevant independent adviser within the meaning of the acts and regulations referred to in clause 6.3 of the Agreement.

4.
There is now in force (and was in force at the time I gave the advice referred to above), a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by in respect of loss arising in consequence of the advice I have given the Employee.

5.	Neither myself nor Fox Williams LLP acted for the Company or the Parent Company in relation to the termination of the Employee’s employment with the Company or the Agreement.

Yours faithfully

Mark Williams
Fox Williams LLP

SCHEDULE 3
EMPLOYMENT AGREEMENT

Employment documents incorporated herein by reference as follows:

1.
Contract of Employment, dated as of December 17, 2007, by and between Willis Limited, a subsidiary of the Company, and Tim Wright (incorporated by reference to Exhibit 10.55 to the Form 10-K filed by the Company on February 28, 2013)

2.
Amendment, dated July 19, 2012, to the Contract of Employment, dated as of December 17, 2007, by and between Willis Limited, a subsidiary of the Company, and Tim Wright (incorporated by reference to Exhibit 10.56 to the Form 10-K filed by the Company on February 28, 2013)

3.
Amendment, dated April 30, 2014, to the Contract of Employment dated December 17, 2007, by and between Willis Limited, a subsidiary of the Company, and Tim Wright (incorporated by reference to Exhibit 10.7 to the Form 10-Q filed by the Company on May 9, 2014)

4.
Amendment to Employment Agreement, dated as of June 29, 2015, by and between Willis Limited and Timothy Wright (incorporated by reference to Exhibit 10.3 to the Form 8-K filed by the Company on June 30, 2015)

SCHEDULE 4
SHARE AWARDS

Plan Type	Scheme Description	Award/Grant Code	Award/Grant Description	Award/Grant Date	Vest Date*	Expiry Date	Award/Grant Price	Award/Grant Units	Total Awarded/Granted Units	Outstanding Units	Vested Exercisable	Unvested
Executive - Options	LTIP - NQ	12A	2012 AWARD	December 26, 2012	December 26, 2015	December 27, 2020	88.84	19,286.00	19,286.00	19,286.00	19,286	—
Executive - Options	LTIP - NQ	13B	2013 AWARD	December 16, 2013	December 16, 2016	December 17, 2021	117.40	12,913.00	12,913.00	12,913.00	12,913	—
Executive - Options	LTIP - NQ	14I	2014 AWARD	December 16, 2014	December 16, 2017	December 17, 2022	114.99	19,627.00	19,627.00	19,627.00	12,952	6,675
Executive - Options	LTIP - NQ	15H	2015 AWARD	November 9, 2015	November 9, 2018	November 10, 2023	116.68	20,115.00	20,115.00	20,115.00	6,637	13,478
Executive - Options	LTIP 2001 PSO	11D	2011 AWARD	May 2, 2011	May 2, 2015	May 3, 2019	109.95	8,171.00	8,171.00	8,171.00	8,171	—
										Total:	59,959	20,153
* Refers to originally scheduled vesting date.
**All of the above options shown as unvested will vest on the Termination Date pursuant to and in accordance with clause 3.3 and the Employment Agreement.

Scheme Description	Award/Grant Description	Award/Grant Date	Vest Date*	Award/Grant Units	Dividend Units	Total Awarded/Granted Units	Outstanding Units
LTIP - PSU	2015 AWARD	November 9, 2015	March 2, 2018	5,151.00	—	5,151.00	5,151
LTIP - PSU	2016 AWARD	July 20, 2016	March 15, 2019	8,544.00	32.269415	8,576.269415	8,576
LTIP - RSU	2014 AWARD PSU CONVERSION	December 16, 2014	March 3, 2017	5,217.00	—	5,217.00	5,217
LTIP - RSU	2014 AWARD	December 16, 2014	December 16, 2017	1,747.00	—	1,747.00	887
LTIP - RSU	2015 AWARD	November 9, 2015	November 9, 2018	2,570.00	—	2,570.00	1,722

* Refers to originally scheduled vesting date.
**All of the above LTIP- RSUs shown as outstanding units will vest on the Termination Date pursuant to and in accordance with clause 3.3 and the Employment Agreement.
***The above schedule does not include the following securities held on Computershare under the titles:
EIS 10B5 1 - which comprises earned, vested and taxed shares from 2009 grant
Vested securities - which comprises earned, vested and taxed shares from 2012-15 grants
****All of the LTIP-PSUs shown above are subject to the treatment set out in clause 3.3 and the Employment Agreement.

IN WITNESS whereof this Agreement has been executed and delivered as a deed on the date first above written.
Signed as a deed by            )
WILLIS LIMITED            )
acting by Oliver Goodinge        )    /s/ Oliver Goodinge
in the presence of:            )
Name of witness:             Michael Williamson
Signature of witness:                /s/ Michael Williamson
Address of witness:                55 Queensberry Avenue
Copford
CO6 1YS
Occupation of witness:                Solicitor

Signed as a deed by            )
WILLIS GROUP HOLDINGS PLC    )
acting by Anne Donovan Bodnar    )    /s/ Anne Donovan Bodnar
in the presence of:            )
Name of witness:                Nadine St Fort
Signature of witness:                /s/ Nadine St Fort
Address of witness:                255 Alhambra Circle
Suite 950
Coral Gables, FL 33134
Occupation of witness:                Office Services Assistant

Signed as a deed by            )
TIMOTHY D WRIGHT        )    /s/ Timothy D. Wright
in the presence of:            )
Name of witness:                Parissa Torabi
Signature of witness:                /s/ Parissa Torabi
Address of witness:                Fox Williams LLP
10 Finsbury Square
London, EC2A 1AF
Occupation of witness:                Solicitor